Exhibit 15.3

Office:	+852 2801 6066
Mobile:	+852 6621 8994

rthorp@traversthorpalberga.com

Vipshop Holdings Limited

No. 20 Huahai Street,

Liwan District, Guangzhou 510370

The People’s Republic of China

10 April 2013

Dear Sirs

Re:          Vipshop Holdings Limited

We consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation” on Form 20-F for the year ended 31 December 2012, which will be filed with the Securities and Exchange Commission in the month of April 2013.

Yours faithfully

/s/TRAVERS THORP ALBERGA
TRAVERS THORP ALBERGA

Tel:	+852 2801 6066	1205A The Centrium
Fax:	+852 2801 6767	60 Wyndham Street
www.traversthorpalberga.com		Central HONG KONG
Cayman Islands and British Virgin Islands Attorneys-at-Law
Resident Hong Kong Partners: Richard Thorp, Harriet
Unger (England & Wales), Everton Robertson (England & Wales)